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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 14)*

Celanese AG

(Name of Issuer)

Ordinary Shares, no par value

(Title of Class of Securities)

D1497A101

(CUSIP Number)

Celanese Europe Holding GmbH & Co. KG
c/o Celanese Corporation
Attention: Curt Shaw
1601 W. LBJ Freeway
Dallas, Texas 75234
(972) 443-4000

Copy to:

William R. Dougherty, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

October 7, 2005

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.

1.	Name of Reporting Person: Celanese Europe Holding GmbH & Co. KG		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 49,352,529

		8.	Shared Voting Power:

		9.	Sole Dispositive Power: 49,352,529

		10.	Shared Dispositive Power:

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 49,352,529

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 98.0%*

14.	Type of Reporting Person (See Instructions): PN

CUSIP No.

1.	Name of Reporting Person: BCP Acquisition GmbH & Co. KG		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 49,352,529

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 49,352,529

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 49,352,529

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 98.0%*

14.	Type of Reporting Person (See Instructions): PN

CUSIP No.

1.	Name of Reporting Person: BCP Holdings GmbH		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 49,352,529

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 49,352,529

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 49,352,529

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 98.0%*

14.	Type of Reporting Person (See Instructions): OO

CUSIP No.

1.	Name of Reporting Person: Celanese Europe Management GmbH		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Germany

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 49,352,529

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 49,352,529

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 49,352,529

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 98.0%*

14.	Type of Reporting Person (See Instructions): OO

CUSIP No.

1.	Name of Reporting Person: BCP Caylux Holdings Luxembourg S.C.A.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 49,352,529

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 49,352,529

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 49,352,529

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 98.0%*

14.	Type of Reporting Person (See Instructions): PN

CUSIP No.

1.	Name of Reporting Person: BCP Caylux Holdings Ltd. 1		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Cayman Islands B.W.I.

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 49,352,529

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 49,352,529

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: [49,352,529

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 98.0%*

14.	Type of Reporting Person (See Instructions): CO

CUSIP No.

1.	Name of Reporting Person: BCP Crystal US Holdings Corp.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Delaware, United States

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 49,352,529

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 49,352,529

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 49,352,529

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 98.0%*

14.	Type of Reporting Person (See Instructions): CO

CUSIP No.

1.	Name of Reporting Person: Celanese Holdings LLC		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Delaware, United States

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 49,352,529

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 49,352,529

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 49,352,529

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 98.0%*

14.	Type of Reporting Person (See Instructions): OO

CUSIP No.

1.	Name of Reporting Person: Crystal US Holdings 3 L.L.C.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Delaware, United States

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 49,352,529

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 49,352,529

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 49,352,529

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 98.0%*

14.	Type of Reporting Person (See Instructions): OO

CUSIP No.

1.	Name of Reporting Person: Celanese Corporation		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Delaware, United States

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 49,352,529

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 49,352,529

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 49,352,529

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 98.0%*

14.	Type of Reporting Person (See Instructions): CO

CUSIP No.

1.	Name of Reporting Person: Blackstone Capital Partners (Cayman) Ltd. 1		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Cayman Islands B.W.I.

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 19,099,429

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 19,099,429

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 19,099,429

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 37.9%*

14.	Type of Reporting Person (See Instructions): CO

CUSIP No.

1.	Name of Reporting Person: Blackstone Capital Partners (Cayman) Ltd. 2		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Cayman Islands B.W.I.

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 1,332,518

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 1,332,518

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,332,518

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 2.6%*

14.	Type of Reporting Person (See Instructions): CO

CUSIP No.

1.	Name of Reporting Person: Blackstone Capital Partners (Cayman) Ltd. 3		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Cayman Islands B.W.I.

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 10,364,031

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 10,364,031

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 10,364,031

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 21.0%*

14.	Type of Reporting Person (See Instructions): CO

CUSIP No.

1.	Name of Reporting Person: Blackstone Capital Partners (Cayman) IV L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Cayman Islands B.W.I.

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 19,099,429

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 19,099,429

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 19,099,429

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 37.9%*

14.	Type of Reporting Person (See Instructions): PN

CUSIP No.

1.	Name of Reporting Person: Blackstone Capital Partners (Cayman) IV-A L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Cayman Islands B.W.I.

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 305,147

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 305,147

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 305,147

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 0.6%*

14.	Type of Reporting Person (See Instructions): PN

CUSIP No.

1.	Name of Reporting Person: Blackstone Family Investment Partnership (Cayman) IV-A L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Cayman Islands B.W.I.

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 1,027,371

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 1,027,371

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,027,371

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 2.0%*

14.	Type of Reporting Person (See Instructions): PN

CUSIP No.

1.	Name of Reporting Person: Blackstone Chemical Coinvest Partners (Cayman) L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Cayman Islands B.W.I.

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 10,364,031

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 10,364,031

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 10,364,031

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 21.0%*

14.	Type of Reporting Person (See Instructions): PN

CUSIP No.

1.	Name of Reporting Person: Blackstone Management Associates (Cayman) IV L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Cayman Islands B.W.I.

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 49,352,529

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 49,352,529

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 49,352,529

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 98.0%*

14.	Type of Reporting Person (See Instructions): PN

CUSIP No.

1.	Name of Reporting Person: Blackstone LR Associates (Cayman) IV Ltd.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Cayman Islands B.W.I.

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 49,352,529

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 49,352,529

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 49,352,529

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 98.0%*

14.	Type of Reporting Person (See Instructions): CO

CUSIP No.

1.	Name of Reporting Person: Peter G. Peterson		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 49,352,529

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 49,352,529

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 49,352,529

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 98.0%*

14.	Type of Reporting Person (See Instructions): IN

CUSIP No.

1.	Name of Reporting Person: Stephen A. Schwarzman		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Source of Funds (See Instructions): BK, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power:

		8.	Shared Voting Power: 49,352,529

		9.	Sole Dispositive Power:

		10.	Shared Dispositive Power: 49,352,529

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 49,352,529

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 98.0%*

14.	Type of Reporting Person (See Instructions): IN

CUSIP No. D1497A101
*	The calculation of the foregoing percentage is based on 50,365,018 Ordinary Shares outstanding as of October 7, 2005 (excluding Ordinary Shares held in treasury), which number was provided to the Reporting Persons by Celanese AG.

     This Amendment No. 14 amends and supplements the statement on Schedule 13D, filed with the Securities and Exchange Commission (the “SEC”) on December 24, 2003 (as it may be amended from time to time, the “Schedule 13D”) with respect to the ordinary shares, no par value, of Celanese AG, a German stock corporation (the “Company”). Each item below amends and supplements the information disclosed under the corresponding item of the Schedule 13D. Unless otherwise indicated herein, terms used but not defined in this Amendment No. 14 shall have the same respective meanings herein as are ascribed to such terms in the Schedule 13D.
ITEM 5. INTEREST IN SECURITIES OF THE ISSUER
     The information set forth in Item 5 is hereby amended and supplemented with the following:
     Since the commencement of the mandatory offer by BCP Crystal, which is required pursuant to Section 305 of the German Stock Corporation Act in connection with the Domination Agreement, to purchase all of the issued and outstanding Ordinary Shares (other than Ordinary Shares owned by BCP Crystal or held by Celanese AG in treasury) at the offer price of EUR41.92 per Ordinary Share (plus interest), and through October 7, 2005, BCP Crystal has acquired 709,279 Ordinary Shares pursuant to the mandatory offer. BCP Crystal acquired 1,136,724 Ordinary Shares pursuant to limited offer by BCP Crystal to all minority shareholders of the Company to acquire all their Ordinary Shares at the increased offer price of EUR51.00 per Ordinary Share (plus interest). The limited offer commenced on August 30, 2005 and expired on September 29, 2005.
     Since the filing of Amendment No. 13 to Schedule 13D by BCP Crystal and the other Reporting Persons on August 22, 2005, BCP Crystal has acquired 1,146,540 Ordinary Shares pursuant to the mandatory offer or approximately 2.3% of the Ordinary Shares outstanding as of October 7, 2005.

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: October 7, 2005

CELANESE EUROPE HOLDING GMBH & CO. KG

By: Celanese Europe Management GmbH

By:	/s/ Chinh E. Chu

Name: Chinh E. Chu
Title: Authorized Person